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                                                                     EXHIBIT 4.1

                                AMENDMENT TO THE
                  DIME BANCORP, INC. 1991 STOCK INCENTIVE PLAN

              (As amended and restated effective February 29, 1996)

                         Effective as of October 1, 1996

1. The first sentence of Section 3.1 of the Plan is amended to read as follows:

         "The Plan shall be administered by the Compensation Committee of Bancorp's Board of Directors or such other committee appointed either by the Board of Directors of Bancorp (the "Board") or by such Compensation Committee (the "Committee"); provided, however, to the extent determined necessary to satisfy the requirements for exemption from Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Act"), with respect to the acquisition or disposition of securities granted or awarded hereunder, action by the Committee may be by a committee composed solely of two or more "non-employee directors," within the meaning of Rule 16b-3 as promulgated under Section 16(b) of the Act, appointed by the Board or by the Compensation Committee of the Board."

2.       Section 3 of the Plan is amended to add at the end thereof a new
         Section 3.5 as follows:

         "3.5 Notwithstanding anything in the Plan to the contrary, and to the extent determined to be necessary to satisfy an exemption under Rule 16b-3 with respect to the grant of an award hereunder (and, as applicable, with respect to the disposition to Bancorp of a security acquired pursuant to an award hereunder), or as otherwise determined advisable by the Committee, the terms of the grant of awards under the Plan shall be subject to the prior approval of the Board. Any prior approval of the Board, as provided in the preceding sentence, shall not
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otherwise limit or restrict the authority of the Committee to grant awards under the Plan, including, but not limited to, the authority of the Committee to grant awards qualifying for the special performance-based compensation exemption under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the treasury regulations thereunder."

3. The second sentence of Section 13.1 of the Plan is amended to read as follows:

         "The obligation of Bancorp under the Plan shall be conditional on such payment or arrangements, and Bancorp (and, where applicable, any Related Company), shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the employee including, but not limited to, the right to withhold shares of stock otherwise deliverable to the employee with respect to any awards hereunder.
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                                    Amendment
                                     to the
                               Dime Bancorp, Inc.
                            1991 Stock Incentive Plan

                          Effective September 19, 1997

         1. Section 7.2 of the Plan is amended to add a new sentence at the end thereof to read as follows:

         " Notwithstanding anything in the Plan to the contrary, following a Change in Control (as defined in Section 15.4), a Stock Appreciation Right shall be exercisable during the same period and shall be subject to the same terms and conditions (including the use of the Terminating Event Price (as defined in Section 15.3) in determining the amount to be paid upon the exercise of the Stock Appreciation Right following the Change in Control) that would otherwise apply to the Stock Appreciation Right had a Terminating Event (as defined in Section 15.2) occurred at the same time as the Change in Control."

         2. The heading of Section 15 of the Plan is amended to read as follows:

         "15. Terminating Event and Change in Control."

         3. Clauses (ii) and (iii) of Section 15.1 of the Plan are redesignated as clauses (iii) and (iv), respectively, and a new clause (ii) immediately after clause (i) of such Section is added to read as follows:

         "(ii) the occurrence of a Change in Control (as defined in Section 15.4), or"

         4. Section 15.1 of the Plan is amended to add at the end of clause (iv) (as redesignated) and prior to the colon the following:

         ", and solely with respect to awards held by an individual in service with Bancorp or a Related Company at the time of any such event described in (i) through (iv) above"

         5. Section 15.3 of the Plan is amended to read as follows:

         "15.3 "Terminating Event Price" means the highest price per share paid for the Stock in any transaction reported on the New York Stock Exchange Composite Index, or paid or offered for the Stock in any transaction related to a Terminating Event or, as applicable, a Change in Control (as defined in Section 15.4), at any
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         time during the 90-day period ending with the day on which the
         Terminating Event or Change in Control occurs, or, if a shorter period, at any time during the period commencing with the date of grant and ending with the day on which the Terminating Event or Change in Control occurs. Notwithstanding the foregoing sentence, in the case of Stock Appreciation Rights granted in tandem with Incentive Stock Options, the Terminating Event Price shall be the highest price paid for the Stock on the date on which the Stock Appreciation Right is exercised."

         6.. Section 15 of the Plan is amended to add a new Section 15.4 to read as follows:

                  "15.4 As used herein, a "Change in Control" shall mean any of the following events:

         (a) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Bancorp (not including in the securities beneficially owned by such Person any securities acquired directly from Bancorp or its Affiliates) representing 35% or more of the combined voting power of Bancorp's then outstanding securities;

         (b) the following individuals cease for any reason to constitute a majority of the number of directors then serving as directors of
         Bancorp: individuals who, on July 24, 1997, constitute the Board of Directors of Bancorp and any new director (other than a director whose initial assumption of office is in connection with the settlement of an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Bancorp) whose appointment or election by the Board of Directors of Bancorp or nomination for election by Bancorp's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on July 24, 1997 or whose appointment, election or nomination for election was previously so approved or recommended;

         (c) there is consummated a merger or consolidation of Bancorp or any direct or indirect subsidiary of Bancorp with any other corporation or entity, other than (i) a merger or consolidation which would result in the voting securities of Bancorp outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted
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         into voting securities of the surviving entity or any Parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Bancorp or any subsidiary of Bancorp, at least 65% of the combined voting power of the securities of Bancorp, such surviving entity or any Parent thereof outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected solely to implement a recapitalization of Bancorp or The Dime Savings Bank of New York, FSB (the "Bank") (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Bancorp or the Bank (not including in the securities beneficially owned by such Person any securities acquired directly from Bancorp or its Affiliates) representing 35% or more of the combined voting power of Bancorp's or the Bank's then outstanding securities; or

         (d) the stockholders of Bancorp or the Bank approve a plan of complete liquidation or dissolution of Bancorp or the Bank, respectively, or there is consummated a sale or disposition by Bancorp or any of its subsidiaries of any assets which individually or as part of a series of related transactions constitute all or substantially all of Bancorp's consolidated assets (provided that, for these purposes, a sale of all or substantially all of the voting securities of the Bank or a Parent of the Bank shall be deemed to constitute a sale of substantially all of Bancorp's consolidated assets), other than any such sale or disposition to an entity at least 65% of the combined voting power of the voting securities of which are owned by stockholders of Bancorp in substantially the same proportions as their ownership of the voting securities of Bancorp immediately prior to such sale or disposition.

                  As used in connection with the foregoing definition of Change in Control, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act; "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time; "Parent" shall mean any entity that becomes the Beneficial Owner of at least 80% of the voting power of the outstanding voting securities of Bancorp or of an entity that survives any merger or consolidation of Bancorp or any direct or indirect subsidiary of Bancorp; and "Person" shall have the meaning given in
         Section 3(a)(9) of the
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         Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Bancorp or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Bancorp or any of its Affiliates,
         (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation or entity owned, directly or indirectly, by the stockholders of Bancorp in substantially the same proportions as their ownership of stock of Bancorp."
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                       AMENDMENT TO THE DIME BANCORP, INC.
                            1991 STOCK INCENTIVE PLAN

                         EFFECTIVE AS OF MARCH 27, 1998

         The Dime Bancorp, Inc. 1991 Stock Incentive Plan (the "Plan") is hereby amended in the following particulars:

         1. The first sentence of Section 4.1 of the Plan is hereby amended to read as follows:

                  "The total number of shares Stock reserved and available for distribution under the Plan shall be 9,232,605, plus a number of shares of Stock equal to the sum of the number of (a) shares of Stock previously reserved and available for distribution under the Dime Bancorp, Inc. Stock Incentive Plan (the "Stock Incentive Plan") that are subject to the unexercised portions of any options granted under the Stock Incentive Plan that, on or after February 29, 1996, expire, terminate or are canceled, and (b) shares of Stock consisting of restricted stock sold under the Stock Incentive Plan which are repurchased by Bancorp on or after February 29, 1996; provided, however, that for the purposes of clause (a) above, if any stock appreciation rights granted in tandem with an option granted under the Stock Incentive Plan are exercised and paid in Stock on or after February 29, 1996, the shares theretofore subject to that option (or portion thereof) shall not be counted in determining the number of shares available for future awards under the Plan."

         2. Section 4.1 of the Plan is hereby amended to add at the end thereof a new sentence to read as follows:

         "Notwithstanding the limitation described in the first sentence of this
         Section 4.1, grants of rights to purchase Restricted Stock under the Plan shall be limited so that the sum of (i) the number of shares of Restricted Stock that are outstanding as of April 30, 1998 (but that have not thereafter been forfeited or repurchased) and (ii) the number of shares of Restricted Stock made available after such date for purchase under the Plan or under any other stock incentive plans maintained by Bancorp or any of its subsidiaries shall not exceed 2% of the total number of shares of Stock that are outstanding (inclusive of shares of Restricted Stock otherwise then
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         outstanding) at the time the grant of the right to purchase the
         Restricted Stock is made."

         3. Section 4.3 of the Plan is hereby amended to read as follows:

                  "4.3 In the event of any merger, reorganization, consolidation, sale of substantially all assets, recapitalization, Stock dividend, Stock split, spin-off, split-up, split-off, distribution of assets (including cash) or other change in corporate structure affecting the Stock, a substitution or adjustment, as may be determined to be appropriate by the Committee in its sole discretion, shall be made in the aggregate number of shares reserved for issuance under the Plan, the aggregate number of shares of Stock available for distribution under the Plan to any single individual with respect to a Stock Option awarded hereunder, the aggregate number of shares of Stock that relate to Stock Appreciation Rights that may be granted to a single individual hereunder, the identity of the stock or other securities to be issued under the Plan, the number of shares subject to outstanding awards and the amounts to be paid by employees, Bancorp or any Related Company, as the case may be, with respect to outstanding awards."

         4. Section 17 of the Plan is amended in its entirety to read as follows:

                  "Section 17. Effective Date and Duration. The Plan, as amended, shall be effective as of March 27, 1998, subject, to the extent required by law, to approval by Bancorp's stockholders. No awards of Stock Options, Stock Appreciation Rights, Restricted Stock or Deferred Stock shall be made under the Plan, as amended, after March 26, 2008."